Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of MELA Sciences, Inc. on Form S-8, to be filed on or about June 5, 2013 of our report dated March 4, 2013, on our audits of the financial statements as of December 31, 2011 and 2012 and for each of the years in the three-year period ended December 31, 2012, and the effectiveness of MELA Sciences, Inc.’s internal control over financial reporting as of December 31, 2012, which reports were included in the Annual Report on Form 10-K filed March 4, 2013.

/s/ EisnerAmper LLP
EisnerAmper LLP
New York, New York June 5, 2013